Exhibit 99.1
Charah Solutions, Inc. Reports Second Quarter 2020 Results
$367 Million in New Business Awards Year to Date in 2020
$27 Million in Quarterly Cash Flow from Operations
Reaffirmed 2020 Guidance Underpinned by Existing Contracts
Louisville, KY – August 11, 2020 – Charah Solutions, Inc. (NYSE: CHRA) a leading provider of environmental and maintenance services to the power generation industry, today announced financial results for the three and six months ended June 30, 2020. Net loss attributable to common stockholders for the three months ended June 30, 2020 was $4.6 million, or $0.15 per basic share and net loss attributable to Charah Solutions, Inc. was $3.5 million or $0.12 per basic share. Adjusted net loss attributable to Charah Solutions, Inc.(1) and adjusted loss per basic share(1) for the three months ended June 30, 2020 were $4.8 million and $0.16, respectively, and Adjusted EBITDA(1) was $7.5 million. For the six months ended June 30, 2020, net loss attributable to common stockholders was $18.9 million or $0.64 per basic share and net loss attributable to Charah Solutions Inc. was $17.8 million or $0.60 per basic share. Excluding certain charges, for the six months ended June 30, 2020, adjusted net loss(1) and adjusted loss per basic share(1) were $10.5 million and $0.35 respectively, and Adjusted EBITDA(1) was $12.7 million.
Business Update
“Our Charah Solutions team continues to perform well during these challenging times. Despite the uncertainty and disruption created by the COVID-19 pandemic, I am pleased that Charah Solutions is able to reaffirm its revenue and earnings guidance, and I’m very excited about the new award opportunities that we are seeing across both existing and new utility customers,” said Scott Sewell, President and Chief Executive Officer of Charah Solutions “We have won $367 million of new business year-to-date in 2020, and we believe we are on track to eclipse last year’s record for new awards. Our customers trust Charah Solutions to deliver the full suite of mission-critical ash management operations, environmental remediation and compliance services, maintenance and outage services, and byproduct sales safely and reliably. We are proud to be the provider of choice for the utility industry as it begins to execute on long-term plans to address the more than 1,000 regulatorily-mandated surface impoundment closures in the U.S.”
“We continue to anticipate that new awards will accelerate through the remainder of the year and that our new awards and accelerating remediation and byproduct sales opportunities will contribute to results in 2020, and even more so in 2021 and beyond. We remain committed to keeping our employees safe, keeping our customers’ operations running, reducing expenses, and taking actions expected to preserve cash, strengthen our balance sheet, and enhance long-term value while positioning ourselves to take advantage of the expanding market opportunities,” said Mr. Sewell.
“Our highest priority remains the safety and well-being of our employees and customers. Our ability to continue to provide essential daily operations and remediation services for our utility customers, during this period of high uncertainty and disruption caused by the COVID-19 pandemic, speaks to the safety operations plan and procedures we have implemented, the resiliency of our team and the mission-critical nature of our services. I again want to thank our dedicated Charah Solutions employees who are working every day to deliver Service Above All to our customers,” concluded Mr. Sewell.
Summary of Financial Results

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited, in thousands, except per share and margin data)	2020	2019	2020	2019
Revenue	$133,145	$120,936	$297,776	$284,194
Gross profit (loss)	10,734	(2,065)	21,531	13,314
Gross margin	8.1%	(1.7)%	7.2%	4.7%
Net loss attributable to Charah Solutions, Inc.	(3,536)	(18,026)	(17,786)	(20,845)
Net loss attributable to common stockholders	(4,561)	(18,026)	(18,922)	(20,845)
Loss per common share (basic / diluted) to Charah Solutions, Inc	$(0.12)	$(0.61)	$(0.60)	$(0.71)
Loss per common share (basic / diluted) to common stockholders	$(0.15)	$(0.61)	$(0.64)	$(0.71)

Non-GAAP Financial Measures
Adjusted net loss attributable to Charah Solutions, Inc.(1)	(4,810)	(9,528)	(10,503)	(11,498)
Adjusted loss per diluted share(1)	$(0.16)	$(0.32)	$(0.35)	$(0.39)
Adjusted EBITDA(1)	7,504	(2,353)	12,697	6,553
Adjusted EBITDA margin(1)	5.6%	(1.9)%	4.3%	2.3%

(1)	This is a non-GAAP financial measure; see explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure below.

Three Months Ended June 30, 2020 Results
Revenue increased $12.2 million, or 10.1%, for the three months ended June 30, 2020 to $133.1 million as compared to $120.9 million for the three months ended June 30, 2019, primarily driven by an increase in revenue in the Maintenance and Technical Services segment. Gross profit increased $12.8 million, or 619.8%, for the three months ended June 30, 2020 to $10.7 million as compared to a gross loss of $2.1 million for the three months ended June 30, 2019, primarily driven by an increase in gross profit in the Environment Solutions segment, partially offset by a decrease in gross profit in the Maintenance and Technical Services segment. As a percentage of revenue, gross profit (loss) was 8.1% and (1.7)% for the three months ended June 30, 2020 and 2019, respectively.
Environmental Solutions Segment. Environmental Solutions segment revenue increased $0.9 million, or 2.5%, for the three months ended June 30, 2020 to $37.9 million as compared to $37.0 million for the three months ended June 30, 2019. The increase in revenue was primarily driven by the absence during the current period of the $10.0 million revenue reversal associated with the completion of the Brickhaven project resulting from the deemed termination during the second quarter of 2019. This increase was partially offset by project completions in 2019 within our remediation and compliance services component and a decrease in byproduct sales offerings as compared to the second quarter of 2019. Gross profit for our Environmental Solutions segment increased $13.4 million, or 146.1%, for the three months ended June 30, 2020 to $4.2 million as compared to a gross loss of $9.2 million for the three months ended June 30, 2019. The increase in gross profit was primarily driven by the absence during the current period of the $10.0 million revenue reversal associated with the completion of the Brickhaven project resulting from the deemed termination and one project-specific issue that occurred during the second quarter of 2019. This increase was partially offset by a decrease in revenue associated with our byproduct sales offerings.
    Maintenance and Technical Services Segment. Maintenance and Technical Services segment revenue increased $11.3 million, or 13.5%, for the three months ended June 30, 2020 to $95.3 million as compared to $84.0 million for the three months ended June 30, 2019. The increase in revenue was primarily attributable to additional spring nuclear outage work in the three months ended June 30, 2020, and an increase in revenue from our fossil services offerings. Gross profit for our Maintenance and Technical Services segment decreased $0.6 million, or 8.7%, for the three months ended June 30, 2020 to $6.5 million as compared to $7.1 million for the three months ended June 30, 2019. The decrease in gross profit was primarily attributable to a decrease in gross profit from our fossil services offerings.
    Net loss attributable to Charah Solutions, Inc. decreased $14.5 million, or 80.4%, for the three months ended June 30, 2020 to $3.5 million as compared to $18.0 million for the three months ended June 30, 2019. The decrease was primarily attributable to higher gross profit and lower general and administrative expenses partially offset by a decrease in income tax benefit and an increase in interest expense, net. The decrease in general and administrative expenses was primarily attributed to a $1.8 million insurance recovery received during the current period, reductions in staff, cost-cutting measures implemented in April 2020 in response to the COVID-19 pandemic and other cost-savings initiatives. The increase in interest expense, net was primarily attributable to higher interest rates and paid in-kind interest related to the amendments to our credit facility partially offset by lower debt balances.
Adjusted EBITDA(1) increased $9.9 million, or 418.9%, to $7.5 million for the three months ended June 30, 2020 as compared to $(2.4) million for the three months ended June 30, 2019.
Six Months Ended June 30, 2020 Results
Revenue increased $13.6 million, or 4.8%, for the six months ended June 30, 2020 to $297.8 million as compared to $284.2 million for the six months ended June 30, 2019, driven by an increase in revenue in the Maintenance and Technical Services segment, partially offset by a decrease in revenue in the Environmental Solutions segment. Gross profit increased $8.2 million, or 61.7%, for the six months ended June 30, 2020 to $21.5 million as compared to $13.3 million for the six months ended June 30, 2019. As a percentage of revenue, gross profit was 7.2% and 4.7% for the six months ended June 30, 2020 and 2019, respectively.
Environmental Solutions Segment. Environmental Solutions segment revenue decreased $20.8 million, or 21.8%, for the six months ended June 30, 2020 to $74.5 million as compared to $95.3 million for the six months ended June 30, 2019. The decrease in revenue was primarily driven by project completions in 2019 within our remediation and compliance services component, including the completion of the Brickhaven project, and a decrease in byproduct sales offerings partially offset by the absence during the current period of the $10.0 million revenue reversal associated with the completion of the Brickhaven project resulting from the deemed termination during the second quarter of 2019. Gross profit for our Environmental Solutions segment increased $9.0 million, or 977.9%, for the six months ended June 30, 2020 to $8.1 million as compared to a gross loss of $0.9 million for the six months ended June 30, 2019. The increase in gross profit was primarily driven by the absence in the current period of the $10.0 million revenue reversal associated with the completion of the Brickhaven project resulting from the deemed termination that occurred during the six months ended June 30, 2019. These increases were partially offset by project completions in 2019 within our remediation and compliance services component and a decrease in revenue associated with our byproduct sales offerings.
Maintenance and Technical Services Segment. Maintenance and Technical Services segment revenue increased $34.4 million, or 18.2%, for the six months ended June 30, 2020 to $223.2 million as compared to $188.9 million for the six months ended June 30, 2019. The increase in revenue was primarily attributable to additional spring nuclear outage work in the six months ended June 30, 2020, and an increase in revenue from our fossil services offerings. Gross profit for our Maintenance and Technical Services segment decreased $0.8 million, or 5.5%, for the six months ended June 30, 2020 to $13.4 million as compared to $14.2 million for the six months ended June 30, 2019. The decrease in gross profit was primarily attributable to margin improvements within our nuclear services offerings during the six months ended June 30, 2019 that did not reoccur during the six months ended June 30, 2020, partially offset by an increase in gross profit from our fossil services offerings.
Net loss attributable to Charah Solutions, Inc. decreased $3.1 million, or 14.7%, for the six months ended June 30, 2020 to $17.8 million as compared to $20.8 million for the six months ended June 30, 2019. The decrease was primarily attributable to higher gross profit and lower general and administrative expenses partially offset by the loss on extinguishment of debt and a decrease in income tax benefit. The decrease in general and administrative expenses was primarily attributed to $2.1 million in insurance recoveries received during the current period, reductions in staff, cost-cutting measures implemented in April 2020 in response to the COVID-19 pandemic and other cost-savings initiatives, partially offset by $2.9 million in lower non-cash general and administrative expenses during the six months ended June 30, 2019 associated with the amortization of the purchase option liability due to the deemed termination of the Brickhaven contract.
Adjusted EBITDA(1) increased $6.1 million, or 93.8%, to $12.7 million for the three months ended June 30, 2020 as compared to $6.6 million for the three months ended June 30, 2019.
Business Developments
The Company has won $367 million in new awards on a project revenue basis year-to-date in 2020, on top of the approximately $583 million in new awards won in 2019. Notwithstanding the uncertainty and potential negative impacts of the COVID-19 virus, we expect the trend in new work awards, particularly in our Environmental Solutions segment, to continue as more of our utility customers address their growing environmental remediation requirements. We currently have over $4.5 billion in bids outstanding for new awards, and we see the potential for an additional $12 billion in new opportunities over the next twelve to twenty-four months. As we have previously communicated, we continue to see an upward trend in coal ash regulation at the state level toward more prescriptive approaches than are required at the federal level and that dictate the means and methods for ash pond closures. Though the timing of future awards is difficult to determine, particularly during this period of extreme uncertainty related to COVID-19, we believe these recent accomplishments demonstrate we are well-positioned to benefit from the market momentum for responsibly recycling and remediating coal ash and capture a significant portion of the growing market opportunity. As we communicated during our year-end earnings communication, we do not include any uncontracted awards in our 2020 guidance.
2020 Guidance
We provide mission-critical services to a diversified base of customers, 80% of whom are investment-grade regulated utilities that must continue to produce power through the current economic uncertainties. Though we are not currently seeing significant disruptions to our on-going business due to the critical nature of our customers’ operations, the COVID-19 pandemic and resulting potential for significant business disruptions beyond our control, particularly the timing of new awards, have created a high level of uncertainty. For this reason, we are reaffirming our 2020 guidance at this time based solely on our booked backlog of business and executed contracts.
Our 2020 outlook has been reaffirmed as follows:

•	Revenues of $560 million

•	Net loss attributable to Charah Solutions, Inc. of $15 million

•	Adjusted EBITDA(1) of $37 million

•	Free cash flow positive(1)
This guidance is based on our current expectations of no material worsening of the COVID-19 pandemic, and specifically including, but not limited to, no material customer work stoppages, no significant employee absences, and no government-mandated quarantines. Any worsening of the COVID-19 pandemic could materially affect our 2020 outlook.

(1)	This is a non-GAAP financial measure; see explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure below.
CONFERENCE CALL
Charah Solutions will host a conference call at 8:30 a.m. ET on Wednesday, August 12 to discuss the second quarter results. Information contained within this press release will be referenced and should be considered in conjunction with the call.
To register to participate live on this conference call, please visit directeventreg.com using conference ID 4478612. After registering, a confirmation email will be sent, including dial-in details and a unique code for entry. We recommend registering at least 15 minutes prior to the scheduled start time of the call. Participants may also listen to the conference call live via webcast by visiting the Investor Relations section of the Charah Solutions website at ir.charah.com.
A webcast replay will be available on the Investors section of the Charah Solutions website at ir.charah.com after 11:30 a.m. ET on Wednesday, August 12, 2020. In addition, an audio replay will be available for one week following the call and will be accessible by dialing (800) 585-8367 within the United States or (416) 621-4642 outside the United States. The replay ID is 4478612.
A supplementary presentation will also be available on the Investors section of the Charah Solutions website at ir.charah.com.
ABOUT CHARAH SOLUTIONS
With 30 years of experience, Charah Solutions, Inc. is a leading provider of environmental and maintenance services to the power generation industry, with operations in fossil fuel and nuclear power generation sites across the country. Based in Louisville, Kentucky, Charah Solutions assists utilities with all aspects of managing and recycling ash byproducts generated from the combustion of coal in the production of electricity as well as routine power plant maintenance and outage services for the fossil fuel and nuclear power generation industry. The Company also designs and implements solutions for ash pond management and closure, landfill construction, fly ash and slag sales, and structural fill projects. Charah Solutions is the partner of choice for solving customers’ most complex environmental challenges, and as an industry leader in quality, safety, and compliance, the Company is committed to reducing greenhouse gas emissions for a cleaner energy future. For more information, please visit www.charah.com.

Investor Contact
Roger Shannon, Chief Financial Officer and Treasurer
Charah Solutions, Inc.
ir@charah.com
(502) 245-1353

Media Contact
Keaton Price
PriceWeber Marketing
media@charah.com
(502) 593-4692
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA and Adjusted EBITDA margin are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted EBITDA as net loss attributable to Charah Solutions, Inc. before loss on extinguishment of debt, interest expense, income taxes, depreciation and amortization, equity-based compensation, non-recurring legal and start-up costs and expenses, Brickhaven termination revenue reversal, and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenue.
Management believes Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. Management excludes the items listed above from net loss attributable to Charah Solutions, Inc. in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within Charah Solutions’ industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net loss attributable to Charah Solutions, Inc. determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Charah Solutions’ presentation of Adjusted EBITDA should not be construed as an indication that the Company’s results will be unaffected by the items excluded from Adjusted EBITDA. Charah Solutions’ computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. Charah Solutions uses Adjusted EBITDA margin to measure the success of the Company’s business in managing its cost base and improving profitability. A reconciliation between Adjusted EBITDA to net loss attributable to Charah Solutions, Inc., Charah Solutions’ most directly comparable financial measure calculated and presented in accordance with GAAP, along with a calculation of the Company’s Adjusted EBITDA margin is included in the supplemental financial data attached to this press release.
Adjusted net loss attributable to Charah Solutions, Inc. and adjusted loss per basic/diluted share are not financial measures determined in accordance with GAAP. Charah Solutions defines adjusted net loss attributable to Charah Solutions, Inc. as net loss attributable to Charah Solutions, Inc. plus, on a post-tax basis, loss on extinguishment of debt, non-recurring legal and start-up costs and expenses and transaction-related expenses and other items. Adjusted loss per basic/diluted share is calculated using adjusted net loss attributable to Charah Solutions, Inc. Management excludes the items listed above to provide a more meaningful comparison of the Company’s operating performance when compared to prior periods. Adjusted net loss attributable to Charah Solutions, Inc. and adjusted loss per basic/diluted share should not be considered as an alternative to, or more meaningful than, net loss attributable to Charah Solutions, Inc. or loss per basic/diluted share determined in accordance with GAAP. A reconciliation of adjusted net loss attributable to Charah Solutions, Inc. and adjusted loss per basic/diluted share to the most directly comparable financial measure calculated and presented in accordance with GAAP is provided in the supplemental financial data attached to this press release.
Free cash flow is not a financial measure determined in accordance with GAAP. We define free cash flow as cash flows from operating activities, less cash used for capital expenditures, net of proceeds. We exclude capital expenditures because we consider them to be a necessary component of our ongoing operations. We consider free cash flow to be a measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for investing in our business and strengthening our balance sheet, but it is not intended to represent the amount of cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from this measure.
The Company uses non-GAAP measures internally as a key performance measure of the results of operations for purposes of evaluating performance. These measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of the Company by excluding certain items that may not be indicative of the Company’s core business or operating results. The Company believes the use of these measures enables management and investors to evaluate and compare, from period to period, the Company’s operating performance in a meaningful and consistent manner. The non-GAAP measures are a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP, and should not be considered as an alternative to, or more meaningful than, comparable financial measures as determined in accordance with GAAP as a measure of our operating results.

CHARAH SOLUTIONS, INC.
Condensed Consolidated Balance Sheets
(in thousands, except par value amounts)
(Unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash	$30,359	$4,913
Restricted cash	14,268	1,215
Trade accounts receivable, net	56,790	50,570
Receivable from affiliates	72	390
Contract assets	19,733	20,641
Inventory	9,736	14,792
Income tax receivable	595	1,374
Prepaid expenses and other current assets	4,884	4,615
Total current assets	136,437	98,510
Property and equipment, net	75,155	85,294
Goodwill	74,213	74,213
Intangible assets, net	88,321	92,473
Equity method investments	4,851	5,078
Other assets	1,192	188
Total assets	$380,169	$355,756

Liabilities, mezzanine equity and stockholders’ equity
Current liabilities:
Accounts payable	17,433	25,510
Contract liabilities	14,955	582
Notes payable, current maturities	38,721	34,873
Asset retirement obligation, current portion	5,845	9,944
Purchase option liability	7,110	7,110
Accrued liabilities	37,496	35,490
Other current liabilities	1,086	1,116
Total current liabilities	122,646	114,625
Deferred tax liabilities	1,492	1,492
Contingent payments for acquisitions	11,586	11,481
Asset retirement obligation	5,103	5,187
Line of credit	24,500	19,000
Notes payable, less current maturities	153,831	150,698
Other liabilities	1,000	—
Total liabilities	320,158	302,483

Commitments and contingencies (see Note 15)

Mezzanine equity
Series A Preferred Stock — $0.01 par value; 50,000 shares authorized, 26 shares issued and outstanding as of June 30, 2020; aggregate liquidation preference of $27,000 as of June 30, 2020	24,549	—

Stockholders’ equity
Retained losses	(50,788)	(33,002)
Common Stock — $0.01 par value; 200,000 shares authorized, 29,986 and 29,624 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	300	296
Additional paid-in capital	85,380	85,187
Total stockholders’ equity	34,892	52,481
Non-controlling interest	570	792
Total equity	35,462	53,273
Total liabilities, mezzanine equity and stockholders’ equity	$380,169	$355,756

CHARAH SOLUTIONS, INC.
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue	$133,145	$120,936	$297,776	$284,194
Cost of sales	122,411	123,001	276,245	270,880
Gross profit (loss)	10,734	(2,065)	21,531	13,314
General and administrative expenses	9,637	17,400	22,393	31,385
Operating income (loss)	1,097	(19,465)	(862)	(18,071)
Interest expense, net	(4,826)	(4,102)	(8,456)	(9,154)
Loss on extinguishment of debt	—	—	(8,603)	—
Income from equity method investment	326	663	622	1,217
Loss before income taxes	(3,403)	(22,904)	(17,299)	(26,008)
Income tax benefit	—	(5,628)	—	(6,389)
Net loss	(3,403)	(17,276)	(17,299)	(19,619)
Less income attributable to non-controlling interest	133	750	487	1,226
Net loss attributable to Charah Solutions, Inc.	(3,536)	(18,026)	(17,786)	(20,845)
Deemed and imputed dividends on Series A Preferred Stock	(167)	—	(167)	—
Series A Preferred Stock dividends	(858)	—	(969)	—
Net loss attributable to common stockholders	$(4,561)	$(18,026)	$(18,922)	$(20,845)

Loss per common share:
Basic	$(0.15)	$(0.61)	$(0.64)	$(0.71)
Diluted	$(0.15)	$(0.61)	$(0.64)	$(0.71)

Weighted-average shares outstanding used in loss per common share:
Basic	29,927	29,559	29,785	29,374
Diluted	29,927	29,559	29,785	29,374

CHARAH SOLUTIONS, INC.
Condensed Consolidated Statement of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(17,299)	$(19,619)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	13,274	11,635
Loss on extinguishment of debt	8,603	—
Paid-in-kind interest on long-term debt	1,663	—
Amortization of debt issuance costs	214	342
Deferred income tax benefit	—	(6,389)
Loss on sale of fixed assets	281	1,305
Income from equity method investment	(622)	(1,217)
Distributions received from equity investment	849	1,059
Non-cash share-based compensation	1,470	1,007
(Gain) loss on interest rate swap	(30)	1,796
Interest accreted on contingent payments for acquisition	105	135
Increase (decrease) in cash due to changes in:
Trade accounts receivable	(6,220)	13,036
Contract assets and liabilities	15,280	(4,857)
Inventory	4,975	3,491
Accounts payable	(7,887)	4,452
Asset retirement obligation	(4,183)	(5,120)
Other assets and liabilities	(1,245)	(4,484)
Net cash provided by (used in) operating activities	9,228	(3,428)

Cash flows from investing activities:
Proceeds from the sale of equipment	155	1,507
Purchases of property and equipment	(1,604)	(11,491)
Net cash used in investing activities	(1,449)	(9,984)

Cash flows from financing activities:
Net proceeds on line of credit	5,500	15,375
Proceeds from long-term debt	15,781	9,994
Principal payments on long-term debt	(12,435)	(8,067)
Payments of debt issuance costs	(1,543)	—
Taxes paid related to net settlement of shares	(137)	(201)
Net proceeds from issuance of convertible Series A preferred stock	24,263	—
Distributions to non-controlling interest	(709)	(1,008)
Net cash provided by financing activities	30,720	16,093
Net increase in cash, cash equivalents and restricted cash	38,499	2,681
Cash, cash equivalents and restricted cash, beginning of period	6,128	6,900
Cash, cash equivalents and restricted cash, end of period	$44,627	$9,581

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$7,703	$4,889
Cash refunded during the year for taxes	779	—

Non-cash investing and financing transactions:
Changes in property and equipment included in accounts payables and accrued expenses	$676	$—
Sale of equipment through the issuance of a note receivable	1,450	—
Series A Preferred Stock dividends payable included in accrued expenses	850	—
Shares issued under share-based compensation plans	4	—

CHARAH SOLUTIONS, INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended
	June 30,		Change
	2020	2019	$	%
	(dollars in thousands)
Revenue:
Environmental Solutions	$37,862	$36,950	$912	2.5%
Maintenance and Technical Services	95,283	83,986	11,297	13.5%
Total revenue	133,145	120,936	12,209	10.1%
Cost of sales	122,411	123,001	(590)	(0.5)%
Gross Profit (Loss):
Environmental Solutions	4,233	(9,188)	13,421	146.1%
Maintenance and Technical Services	6,501	7,123	(622)	(8.7)%
Total gross profit (loss)	10,734	(2,065)	12,799	619.8%
General and administrative expenses	9,637	17,400	(7,763)	(44.6)%
Operating (loss) income	1,097	(19,465)	20,562	105.6%
Interest expense, net	(4,826)	(4,102)	(724)	(17.6)%
Income from equity method investment	326	663	(337)	(50.8)%
Loss before taxes	(3,403)	(22,904)	19,501	85.1%
Income tax benefit	—	(5,628)	5,628	(100.0)%
Net loss	(3,403)	(17,276)	13,873	80.3%
Less income attributable to non-controlling interest	133	750	(617)	(82.3)%
Net loss attributable to Charah Solutions, Inc.	$(3,536)	$(18,026)	$14,490	80.4%

	Six Months Ended
	June 30,		Change
	2020	2019	$	%
	(dollars in thousands)
Revenue:
Environmental Solutions	$74,527	$95,333	$(20,806)	(21.8)%
Maintenance and Technical Services	223,249	188,861	34,388	18.2%
Total revenue	297,776	284,194	13,582	4.8%
Cost of sales	276,245	270,880	5,365	2.0%
Gross Profit (Loss):
Environmental Solutions	8,085	(921)	9,006	977.9%
Maintenance and Technical Services	13,446	14,235	(789)	(5.5)%
Total gross profit	21,531	13,314	8,217	61.7%
General and administrative expenses	22,393	31,385	(8,992)	(28.7)%
Operating (loss) income	(862)	(18,071)	17,209	95.2%
Interest expense, net	(8,456)	(9,154)	698	7.6%
Loss on extinguishment of debt	(8,603)	—	(8,603)	(100.0)%
Income from equity method investment	622	1,217	(595)	(48.9)%
Loss before taxes	(17,299)	(26,008)	8,709	33.5%
Income tax benefit	—	(6,389)	6,389	(100.0)%
Net loss	(17,299)	(19,619)	2,320	11.8%
Less income attributable to non-controlling interest	487	1,226	(739)	(60.3)%
Net loss attributable to Charah Solutions, Inc.	$(17,786)	$(20,845)	$3,059	14.7%

CHARAH SOLUTIONS, INC.

Non-GAAP Reconciliation: Net Loss Attributable to Charah Solutions, Inc. to Adjusted EBITDA
(in thousands)
(Unaudited)

We define Adjusted EBITDA as net loss attributable to Charah Solutions, Inc. before loss on extinguishment of debt, interest expense, income taxes, depreciation and amortization, equity-based compensation, non-recurring legal costs and expenses and start-up costs, the Brickhaven contract deemed termination revenue reversal and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenue. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure.
The following table presents a reconciliation of Adjusted EBITDA to net loss attributable to Charah Solutions, Inc., our most directly comparable financial measure calculated and presented in accordance with GAAP, along with our Adjusted EBITDA margin.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net loss attributable to Charah Solutions, Inc.	$(3,536)	$(18,026)	$(17,786)	$(20,845)
Interest expense, net	4,826	4,102	8,456	9,154
Loss on extinguishment of debt	—	—	8,603	—
Income tax benefit	—	(5,628)	—	(6,389)
Depreciation and amortization	6,750	5,378	13,274	11,635
Elimination of certain non-recurring legal costs and expenses(1)	(1,873)	—	(2,137)	(746)
Equity-based compensation	738	799	1,470	1,007
Brickhaven contract deemed termination revenue reversal	—	10,000	—	10,000
Transaction-related expenses and other items(2)	599	1,022	817	2,737
Adjusted EBITDA	$7,504	$(2,353)	$12,697	$6,553
Adjusted EBITDA margin(3)	5.6%	(1.9)%	4.3%	2.3%

(1)
Represents non-recurring legal costs and expenses, which amounts are not representative of those that we historically incur in the ordinary course of our business. Negative amounts represent insurance recoveries related to these matters.

(2)	Represents expenses associated with the Amendment to the Credit Facility, SCB transaction expenses, executive severance costs, IPO-related costs, and other miscellaneous items.

(3)
Adjusted EBITDA margin is a non-GAAP financial measure that represents the ratio of Adjusted EBITDA to total revenue. We use Adjusted EBITDA margin to measure the success of our businesses in managing our cost base and improving profitability.

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Net Loss Attributable to Charah Solutions, Inc. to
Adjusted Net Loss Attributable to Charah Solutions, Inc. and Adjusted Loss per Diluted Share
(in thousands)
(Unaudited)

Adjusted net loss attributable to Charah Solutions, Inc. and adjusted loss per basic/diluted share are non-GAAP financial measures. We define adjusted net loss attributable to Charah Solutions, Inc. as net loss attributable to Charah Solutions, Inc. plus, on a post-tax basis, loss on extinguishment of debt, non-recurring legal costs and expenses, non-recurring start-up costs and expenses, and transaction-related expenses and other items. Adjusted loss per basic/diluted share is based on adjusted net loss attributable to Charah Solutions, Inc.
The following represents a reconciliation of net loss attributable to Charah Solutions, Inc., our most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted net loss attributable to Charah Solutions, Inc. and adjusted loss per basic/diluted share.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net loss attributable to Charah Solutions, Inc.	$(3,536)	$(18,026)	$(17,786)	$(20,845)
Income tax benefit	—	(5,628)	—	(6,389)
Loss on extinguishment of debt	—	—	8,603	—
Elimination of certain non-recurring legal costs and expenses(1)	(1,873)	—	(2,137)	(746)
Brickhaven contract deemed termination revenue reversal	—	10,000	—	10,000
Transaction-related expenses and other items(2)	599	1,022	817	2,737
Adjusted loss before income taxes attributable to Charah Solutions, Inc.	$(4,810)	$(12,632)	$(10,503)	$(15,243)
Adjusted income tax benefit(3)	—	(3,104)	—	(3,745)
Adjusted net loss attributable to Charah Solutions, Inc.	$(4,810)	$(9,528)	$(10,503)	$(11,498)
Weighted-average basic / diluted share count(4)	29,927	29,559	29,785	29,374
Adjusted loss per diluted share	$(0.16)	$(0.32)	$(0.35)	$(0.39)

(1)
Represents non-recurring legal costs and expenses, which amounts are not representative of those that we historically incur in the ordinary course of our business. Negative amounts represent insurance recoveries related to these matters.

(2)	Represents SCB transaction expenses, executive severance costs, IPO-related costs, expenses associated with the amendments to the Credit Facility and other miscellaneous items.

(3)
Represents the effective income tax rate of 0.0% and 24.6% for the three and six months ended June 30, 2020 and 2019, respectively, multiplied by adjusted loss before income taxes attributable to Charah Solutions, Inc.

(4)
As a result of the adjusted net loss per share for the three and six months June 30, 2020 and 2019, the inclusion of all potentially dilutive shares would be anti-dilutive. Therefore, dilutive shares of 10,884 and 1,388 were excluded from the computation of the weighted-average shares for diluted net loss per share for the three months ended June 30, 2020 and 2019, respectively, and dilutive shares of 6,947 and 1,191 were excluded from the computation of the weighted-average shares for diluted net loss per share for the six months ended June 30, 2020 and 2019, respectively.

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Cash Flows from Operating Activities to Free Cash Flow
(in thousands)
(Unaudited)

We define free cash flow as cash flows from operating activities, less cash used for capital expenditures, net of proceeds. We exclude capital expenditures because we consider them to be a necessary component of our ongoing operations. We consider free cash flow to be a measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for investing in our business and strengthening our balance sheet, but it is not intended to represent the amount of cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from this measure.
The following represents a reconciliation of net cash (used in) provided by operating activities to free cash flow, our most directly comparable financial measure calculated and presented in accordance with GAAP. The presentation of free cash flow is not meant to be considered in isolation or as an alternative to net cash provided by (used in) operating activities as a measure of liquidity.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$27,548	$(9,603)	$9,228	$(3,428)
Capital expenditures, net of proceeds:
Maintenance and growth(1)	(264)	(438)	(1,132)	(3,952)
Technology	(15)	(2,876)	(317)	(6,032)
Total capital expenditures	(279)	(3,314)	(1,449)	(9,984)
Free cash flow	$27,269	$(12,917)	$7,779	$(13,412)

(1)	Proceeds of $141 and $1,037 were included in maintenance and growth capital expenditures for the three months ended June 30, 2020 and 2019, respectively.
Proceeds of $155 and $1,507 were included in maintenance and growth capital expenditures for the six months ended June 30, 2020 and 2019, respectively.